EXHIBIT 2.1

                         AGREEMENT OF PURCHASE AND SALE
                                       AND
                            JOINT ESCROW INSTRUCTIONS


          THIS AGREEMENT AND JOINT ESCROW INSTRUCTIONS are made as of the Effective Date (defined herein), by and between LAFP PHOENIX, INC., a California corporation ("Seller"), and AMERIVEST PROPERTIES INC., a Maryland corporation ("Buyer").

          Article 1 of this Agreement consists of definitions used throughout this Agreement.

          Article 2 of this Agreement constitutes instructions to Escrow Agent (defined below), as well as agreements between Buyer and Seller.

          Article 3 of this Agreement consists of further agreements between Buyer and Seller, with which Escrow Agent need not be concerned (except as otherwise directed in Article 2). Escrow Agent may rely entirely on the instructions contained in Article 2; however, as between Buyer and Seller, the provisions of Article 3 shall control if there is any inconsistency between those provisions and the instructions in Article 2.

          NOW, in consideration of the mutual covenants and conditions contained herein, Seller and Buyer hereby agree as follows:

Article 1     DEFINITIONS

The following terms, wherever used in this Agreement, shall have the respective meanings set forth below:

     1.1 APPROVAL DATE. "Approval Date" means the 45th day after Effective Date.

     1.2 ASSOCIATION RIGHTS. "Association Rights" means all of Seller's rights, interests and obligations as a member of The Grove at Black Canyon Association, formed under the Declaration of Covenants, Conditions and Restrictions recorded on April 16, 1986, as Instrument No. 86-185402, in the Official Records of Maricopa County, Arizona, as thereafter supplemented and amended.

     1.3 BILL OF SALE. "Bill of Sale" means a bill of sale substantively in the form attached hereto as Exhibit C, conveying the Personal Property to Buyer without warranty or representation, except a warranty of title against anyone claiming an interest in the Personal Property by, through or under Seller.

     1.4 BROKER. "Broker" means Grubb & Ellis.

     1.5 BUYER'S CLOSING DOCUMENTS. "Buyer's Closing Documents" has the meaning specified in Section 2.2.2.

     1.6 CLOSING DATE. "Closing Date" means the date upon which Closing occurs.

     1.7 CLOSING. "Closing" means the recordation of the Deed in the official land records of the county in which the Real Property is located, concurrently with the delivery of the Purchase Price and other documents as required herein.

     1.8 DAYS AND BUSINESS DAYS. The term "day" means a calendar day, and the term "Business Day" means any day on which commercial banks are generally open for business in the state in which the Real Property is located. Any period of time specified in this Agreement which would otherwise end upon a non-Business Day shall be extended to, and shall end upon, the next following Business Day.

     1.9 DEED. "Deed" means a special warranty deed in the form attached hereto as Exhibit B, conveying the Real Property to Buyer.

     1.10 DEPOSIT. "Deposit" has the meaning specified in Section 2.1.1.

     1.11 EFFECTIVE DATE. "Effective Date" means the date on which this Agreement is executed by the later to sign of Buyer or Seller, as indicated on the signature page of this Agreement.

     1.12 ENVIRONMENTAL REPORT. "Environmental Report" means the report(s) identified in the Schedule of Environmental Reports attached hereto as Exhibit N.

     1.13 ESCROW AGENT. "Escrow Agent" means the Republic Title of Texas, Inc., acting through its offices at 2626 Howell, 10th Floor, Dallas, Texas 75204 (attention Ms. Janine Barber).

     1.14 ESCROW. "Escrow" means the escrow established with Escrow Agent by and pursuant to this Agreement, for purposes of consummating the sale and purchase of the Property in accordance with this Agreement.

     1.15 GENERAL ASSIGNMENT. "General Assignment" has the meaning specified in
Section 2.2.1.

     1.16 GENERAL INTANGIBLES. "General Intangibles" means all of (A) the Association Rights, (B) Seller's rights under the Service Contracts and (C) the Permits and the Repair Warranties.

     1.17 HAZARDOUS SUBSTANCE. "Hazardous Substance" means any petroleum or petroleum-related product, any materials containing friable asbestos or any other pollutant or hazardous or toxic waste, material or substance (as such terms are used in applicable Laws regulating the generation, storage, transportation, discharge, disposal, release or removal of environmentally hazardous substances).

     1.18 IMPROVEMENTS. "Improvements" means all of the improvements and fixtures on the Land, including two commercial office buildings.

     1.19 LAND. "Land" means (1) those certain parcels described in Exhibit A hereto, together with (2) all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, water and riparian rights, rights to light and air and easements.

     1.20 LAST CLOSING DATE. "Last Closing Date" means the 30th day after the Approval Date, subject to extension as expressly provided in this Agreement.

     1.21 LAWS. "Laws" means any and all constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States, or of the state, county or any municipality in which the Property is located, or any authority, agency, division, district, court or other authority thereof.

     1.22 LEASE. "Lease" means (i) any of the leases of space within the Improvements identified in the Schedule of Leases attached hereto as Exhibit D (including amendments, commencement agreements, letter agreements and other modifications thereto) and (ii) any lease of such space hereafter made in accordance with Section 3.2.1 (including amendments, commencement agreements, letter agreements and other modifications thereto).

     1.23 LEASE ASSIGNMENT. "Lease Assignment" has the meaning specified in
Section 2.2.1.

     1.24 LIEN. "Lien" means any mortgage, deed or trust or other consensual lien recorded against the Real Property, and any delinquent tax liens, mechanics liens, and judgment liens, but does not include other statutory or involuntary liens.

     1.25 OPUS ENCUMBRANCES. "Opus Encumbrances" mean the signage easement, declaration of cross-easement and the declaration of restrictive covenant, recorded November 14, 2002, as, respectively, instruments numbered 20021208432, 20021208430 and 20021208433, in the Official Records of Maricopa County, Arizona.

     1.26 ORIGINALS. "Originals" has the meaning specified in Section
2.2.1(vii).

     1.27 PARTIES AND PARTY. "Parties" means Buyer and Seller together and "Party" may mean either Buyer or Seller, as the case may be.

     1.28 PERMIT. "Permit" means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the occupancy and use of the Property (including, without limitation, any certificates of occupancy with respect to the Improvements, elevator permits, conditional use permits, zoning variances and business licenses) to the extent held and assignable by Seller or Seller's property manager or otherwise transferable with the Property.

     1.29 PERMITTED EXCEPTIONS. "Permitted Exceptions" means (i) liens for all real property taxes and general and special assessments for the current year, not yet delinquent, (ii) liens or encumbrances arising out of any activity of Buyer with respect to the Property, (iii) the Leases, (iv) standard "printed form" exceptions and exclusions from coverage customarily included within the form of the Title Policy, other than those that can be removed upon delivery of an owner's affidavit in Title Company's customary form, (v) the Revised CCRs,
(vi) the Opus Encumbrances, and (vii) any other matter deemed to be a Permitted Exception pursuant to Section 2.3.

     1.30 PERSONAL PROPERTY. "Personal Property" means all of the non-affixed equipment, trade fixtures, furnishings, building stock and supplies, and other tangible personal property owned by Seller and used or held for use in operation of the Real Property.

     1.31 PLANS. "Plans" means the plans and specifications for the original construction of the Improvements, together with any subsequent material modifications thereof.

     1.32 PROPERTY. "Property" means all of the Real Property, the Personal Property and the General Intangibles.

     1.33 PURCHASE PRICE. "Purchase Price" means the gross purchase price being paid by Buyer to Seller for the Property, as specified in Section 2.1,

     1.34 REAL PROPERTY. "Real Property" means the Land and the Improvements together, commonly known as "Southwest Gas Building," located at 10851 North Black Canyon Highway, Phoenix, Arizona.

     1.35 REPAIR WARRANTIES. "Repair Warranties" means all written guaranties, warranties and other obligations for repair or maintenance on the part of any architect, engineer, contractor, manufacturer or vendor, with respect to any of the Improvements or Personal Property, to the extent held and assignable by Seller.

     1.36 REVISED CCRS. "Revised CCRs" means an amendment and restatement, substantively in the form attached hereto as Exhibit O (subject to immaterial changes), of the Declaration of Covenants, Conditions and Restrictions recorded on April 16, 1986, as Instrument No. 86-185402, in the Official Records of Maricopa County, Arizona, as previously supplemented and amended.

     1.37 SANDA. "SANDA" means a subordination, non-disturbance and attornment agreement with Buyer's lender, substantially in the form attached hereto as Exhibit P.

     1.38 SELLER'S CLOSING DOCUMENTS. "Seller's Closing Documents" has the meaning specified in Section 2.2.1.

     1.39 SELLER'S KNOWLEDGE. "Seller's Knowledge" means the actual (and not the constructive) current knowledge of Kent Merselis, the executive of Lowe Enterprises Commercial Group, Inc., responsible for management of the Property, and does not imply any inspection, examination or other inquiry undertaken by Seller or said individual to determine the accuracy of any representation, warranty or other statement made "to Seller's Knowledge" in this Agreement or in any of Seller's Closing Documents.

     1.40 SERVICE CONTRACT. "Service Contract" means any contract or other arrangement, written or oral, for the continuing provision of services relating to the construction, maintenance, repair, protection or operation of the Property; excluding, however, (i) any property management contract or arrangement and (ii) any contract for services with Seller, or any affiliate of Seller.

     1.41 SURVEY. "Survey" means (i) the ALTA/ACMS survey of the Real Property prepared by CMX Group, Inc., as Job No. 6164.01 and certified as of July 26, 2002, and (ii) the ALTA/ACMS survey of the Opus Parcel prepared by the CMX Group, Inc., as Job No. 6350.01A and certified as of August 20, 2002.

     1.42 TENANT. "Tenant" means any tenant or lessee under a Lease.

     1.43 TENANT ESTOPPEL CERTIFICATE. "Tenant Estoppel Certificate" means a certificate, dated no earlier than ten days prior to the Approval Date, substantively in the form attached hereto as Exhibit L.

     1.44 TITLE REPORT. "Title Report" means (A) the commitment or commitments for title insurance with respect to the Real Property to be issued by the Title Company.

     1.45 TITLE COMPANY. "Title Company" means Chicago Title Insurance Company.

     1.46 TITLE POLICY. "Title Policy" means an ALTA (Form 10-17-92) owner's policy of title insurance, insuring fee title to the Real Property in Buyer subject only to Permitted Exceptions.

     1.47 VALUE AFFIDAVIT. "Value Affidavit" means an "Affidavit of Real Property Value," in the form required under applicable Law to be submitted in connection with the recordation of the Deed, specifying the Purchase Price as the "Total Sales Price."

     1.48 OTHER DEFINITIONS. Terms defined in any other part of this Agreement shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms "herein," "hereof" and "hereunder" refer to this Agreement in its entirety and are not limited to any specific sections; and the term "person" means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

                      [ARTICLE 2 BEGINS ON FOLLOWING PAGE]

ARTICAL 2 COVENANT OF PURCHASE AND SALE AND INSTRUCTIONS TO ESCROW AGENT

In accordance with and subject to the terms and conditions of this Agreement, Seller shall sell and convey the Property to Buyer, and Buyer shall purchase and accept the Property from Seller, for the Purchase Price, subject to the prorations and credits contained herein. No later than two Business Days after the Effective Date, Buyer shall open Escrow by delivery of a copy of this Agreement to Escrow Agent together with the Deposit, and Escrow Agent shall promptly notify Seller of such delivery and shall evidence its agreement to act as Escrow Agent hereunder by countersigning and delivering to each Party a copy of this Agreement. In connection with the administration of Escrow and Closing, Buyer and Seller hereby agree, and advise and instruct Escrow Agent, as follows:

     2.1 PURCHASE PRICE. The Purchase Price for the Property shall be SEVENTEEN MILLION DOLLARS ($17,000,000), payable as provided below.

          2.1.1 DEPOSIT.

               2.1.1.1 INITIAL DEPOSIT. Concurrently with the opening of Escrow, Buyer shall deliver into Escrow the sum of ONE HUNDRED SEVENTY THOUSAND DOLLARS ($170,000) (the "Deposit," including the additional amount deposited under Section 2.1.1.2 and all interested earned on the Deposit while in Escrow).

               2.1.1.2 Additional Deposit. Within two Business Days after the Approval Date (unless Buyer has elected to terminate this Agreement under Section 2.4), Buyer shall deliver into Escrow an additional THREE HUNDRED THIRTY THOUSAND DOLLARS ($330,000) (the "Additional Deposit"), increasing the funds deposited by Buyer to $500,000. If Buyer fails to make the Additional Deposit in a timely manner, Seller shall have the right immediately to terminate this Agreement.

               2.1.1.3 INVESTMENT OF DEPOSIT. The Deposit, while held in Escrow, shall be held by the Escrow Agent in a federally-insured, interest-bearing account with a national banking association. All interest earned on the Deposit while in Escrow shall be added to, and become part of, the Deposit.

               2.1.1.4 APPLICATION OF DEPOSIT. If Buyer, in breach of its obligations under this Agreement, fails to purchase the Property, Seller upon termination of this Agreement shall be entitled to retain the Deposit as liquidated damages, as provided in Section 3.24.1 (with which Escrow Agent need not otherwise be concerned). In all other circumstances, the Deposit shall remain the property of Buyer. At Closing, the Deposit shall be applied against the Purchase Price.

               2.1.1.5 EINS. For Escrow Agent's information, Buyer's Employer Identification Number is 84-1240264 and Seller's Employer Identification Number is 95-4638558.

          2.1.2 BALANCE OF THE PURCHASE PRICE (AND OTHER FUNDS REQUIRED FOR CLOSING). On or before the Last Closing Date, Buyer shall deposit in Escrow current funds in an amount equal to the Purchase Price, plus Buyer's share of Closing costs under Section 2.6, minus the amount of the Deposit, and plus or minus (as the case may be) the net amount of prorations and other credits under Section 2.5.

     2.2 ESCROW DEPOSITS.

          2.2.1 BY SELLER. At least one Business Day prior to the Last Closing Date, Seller shall deposit or cause to be deposited in Escrow:

                    (i)    The Deed.

                    (ii)   The Bill of Sale.

                    (iii) Two counterparts of an assignment and assumption agreement (the "Lease Assignment"), substantively in the form attached hereto as Exhibit E, assigning to Buyer all of the Lease.

                    (iv) Two counterparts of an assignment and assumption agreement (the "General Assignment), substantively in the form attached hereto as Exhibit F, assigning to Buyer to the extent (if any) of Seller's rights, title and interest therein, the General Intangibles.

                    (v) A Certificate of Non-Foreign Ownership with respect to the Real Property (a "FIRPTA Certificate"), substantively in the form attached hereto as Exhibit H.

                    (vi) A certificate, dated as of Closing, substantively in the form attached hereto as Exhibit I, that all of the warranties and representations of Seller contained in Section 3.2.1 are true and correct in all material respects as of the Closing date, except for matters specified in such certificate ("Seller's Closing Certificate").

                    (vii) The original (or, where an original is not available, the best copy available to Seller) of each Lease and Service Contract, all maintenance records and warranties, plans and specifications, licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property (the "Originals"); provided, however, that Seller may deliver any or all of the Originals to Buyer by leaving them, in place, in the office of the property manager at the Property.

                    (viii) A notice to each Tenant, substantively in the form
               attached hereto as Exhibit J, advising such Tenant that the Property has been sold to Buyer and such Tenant's security deposit (if any) transferred to Buyer, and containing instructions as to the future payment of rents and other amounts under such Tenant's Lease (the "Tenant Notices").

                    (ix) The Value Affidavit (but if Seller fails to deliver the
               Value Affidavit in a timely way, Seller hereby authorizes and directs Escrow Agent to complete and execute such affidavit in Seller's name).

                    (x) Such other documents as the Title Company or Buyer may reasonably require to effect Closing (but without materially increasing Seller's obligations, liabilities or expenses hereunder).

     Each of the documents specified in this Section 2.2.1 ("Seller's Closing Documents"), except for the Originals, shall have been duly executed and, if appropriate, acknowledged, by Seller.

          2.2.2 BY BUYER. In addition to the deposit of funds under Section 2.1.2, Buyer shall deposit in Escrow, at least one Business Day prior to the Last Closing Date:

               (i)   Two counterparts of the Lease Assignment.

               (ii)  Two counterparts of the General Assignment.

               (iii) The Value Affidavit (but if Buyer fails to deliver the Value Affidavit in a timely way, Buyer hereby authorizes and directs Escrow Agent to complete and execute such affidavit in Buyer's name).

               (iv) Such other documents as the Title Company or Seller may reasonably require to effect Closing (but without materially increasing Buyer's obligations, liabilities or expenses hereunder).

     Each of the documents specified in this Section 2.2.2 ("Buyer's Closing Documents") shall have been duly executed and, if appropriate, acknowledged by Buyer.

     2.3 TITLE.

          2.3.1 TITLE REPORT AND SURVEY. Prior to or within five Business Days after the Effective Date, Seller shall have delivered to Buyer a copy of the Title Report, together with copies of all recorded documents referenced in the Title Report, and a copy of the Survey.. No later than the fifth Business Day preceding the Approval Date, Seller, at its expense, shall have the Survey re-certified to Seller, Buyer, Buyer's Lender and the Title Company and revised, as necessary, to comply with the 1999 edition of the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," including Items 2, 3, 4, 6, 7(a), 8, 9, 10 and 11 of Table A thereof.

          2.3.2 OBJECTIONABLE TITLE MATTERS AND PERMITTED EXCEPTIONS. Except for any exceptions to or defects in Seller's title with respect to which Buyer gives Seller and Escrow Agent written notice of objection on or before the Approval Date ("Objectionable Title Matters"), Buyer shall be deemed to have approved all exceptions to and defects in Seller's title to the Real Property which are disclosed by the Title Report and the Survey, or which would be disclosed by an inspection of the Property on the Effective Date. All such exceptions and defects to which Buyer does not make objection in accordance with the provisions of this Section 2.3, and all such exceptions and defects to which Buyer does so object but later waives such objection as provided in this Section 2.3, shall be deemed Permitted Exceptions.

          2.3.3 CURE OF OBJECTIONABLE TITLE MATTERS. With respect to any Objectionable Title Matter that does not appear to be a valid exception to Seller's title ("Inapplicable Exceptions," including, without limitation, references to leases or tenancies which no longer exist, to instruments or documents which on their face or by law are no longer effective and to matters which have no apparent applicability to the Real Property), Seller shall use commercially reasonable efforts (e.g., furnishing the Title Company with an affidavit which may be required to establish that a lease or other instrument is no longer in effect or applicable to the Real Property) to have all such matters omitted as exceptions in the Title Policy, but Seller shall not be obligated to incur in the aggregate more than $500 in expense or liability in removing Inapplicable Exceptions. Except as expressly provided in this Section 2.3.3 with respect to removal of Inapplicable Exceptions and in Section 0 with respect to removal of Liens, Seller shall have no obligation to cure any Objectionable Title Matter.

          2.3.4 TERMINATION FOR OBJECTIONABLE TITLE MATTER. If, after giving Seller timely written notice under this Section 2.3 of any Objectionable Title Matter (other than Inapplicable Exceptions), Buyer has not received by the Last Closing Date either:

                    (i) Where such Objectionable Title Matter would otherwise be within the scope of coverage of the Title Policy, written confirmation from the Title Company that such Objectionable Title Matter will not be scheduled as an exception in the Title Policy, or

                    (ii) Confirmation from the Title Company that it will
               affirmatively insure Buyer against loss resulting from such Objectionable Title Matter, by an endorsement to the Title Policy reasonably satisfactory to Buyer,

     Buyer shall have the right to terminate Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent no later than the Last Closing Date and if Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have waived its objection to the Objectionable Title Matter(s) in question. If, after receiving from Buyer timely written notice of an Objectionable Title Matter, Seller at any time gives Buyer written notice that such Objectionable Title Matter will not be remedied by one of the means specified above and Buyer does not within five Business Days after receiving such notice from Seller give Seller written notice waiving Buyer's objection to such Objectionable Title Matter, Seller shall have the right to terminate this Agreement by written notice of termination given to Seller and Escrow Agent. Any Objectionable Title Matter to which Buyer waives, or is deemed to waive, its objection, as provided above, shall be deemed to be a Permitted Exception.

          2.3.5 REMOVAL OF LIENS. Notwithstanding any other provision hereof, Seller shall obtain the full reconveyance, release or other discharge, of record, at or prior to Closing, of all Liens, and shall convey the Real Property to Buyer free of Liens.

     2.4 TERMINATION FOR FAILURE OF DUE DILIGENCE CONDITION. Buyer shall have the right to terminate this Agreement on or before the Approval Date by giving Seller written notice that any of the conditions specified in Section 3.3.1 (collectively, the "Due Diligence Condition") have not been satisfied or waived in Buyer's sole and absolute discretion; but unless such termination notice is given before 5:00 p.m., Pacific Time, on the Approval Date, Buyer shall be deemed to have waived the Due Diligence Condition and shall have no further right to terminate this Agreement by reason of dissatisfaction with any of the matters specified in Section 3.3.1 or, subject only to Section 3.6, by reason of any changes with respect to such matters occurring after the Approval Date.

     2.5 PRORATIONS AND CREDITS.

          2.5.1 PRORATED ITEMS. The following items (on an accrual basis) shall be prorated between Seller and Buyer as of 12:00:01 a.m., local time, on the Closing Date:

               2.5.1.1 RENTS. Rents and other fixed periodic payments (including periodic payments on account of property tax and operating expense pass-throughs) under each Lease, except that any rent or other such payment that is more than 30 days overdue as of the Closing Date shall not be included in the Closing prorations. and Seller shall retain all rights to collect, receive and retain any such delinquent rents and payments (but Seller shall not have the right after Closing to terminate any Lease).

               2.5.1.2 TAXES. All real estate taxes and assessments (including, without limitation, the current year's installment of any bond assessments) and all personal property taxes with respect to the Property.

               2.5.1.3 OTHER REVENUE AND EXPENSES. All other periodic revenues and periodic charges attributable to the Property, including (without limitation) periodic charges under each Service Contract and with respect to each Permit, but excluding insurance premiums. (Seller's insurance with respect to the Property shall terminate as of Closing and shall not be assigned to Buyer.)

          2.5.2 CREDIT TO BUYER. Buyer shall receive a credit for all outstanding security deposits and advance rent payments under each Lease, if any.

          2.5.3 LEASING COSTS. Leasing commissions, tenant space improvement costs and other tenant inducement costs incurred by Seller for any Lease hereafter made by Seller in accordance with Section 3.2.1(xiii) ("New Lease Costs") shall, upon Closing, be the responsibility of Buyer. Buyer shall assume, upon Closing, the obligation to pay all accrued and unpaid New Lease Costs and, to the extent that Seller has paid any New Lease Costs prior to Closing, Seller shall receive a credit for such payments.

          2.5.4 DETERMINATION OF PRORATIONS AND CREDITS. The prorations and credits provided for in this Section 2.5 shall be effected through Escrow, based upon:

                    (i) In the case of real estate taxes and assessments, the most recent available tax bill for the Real Property.

                    (ii) In the case of New Lease Costs, based on Seller's written certification to Buyer of the amount of New Lease Costs paid by Seller.

                    (iii) In the case of all other prorations and credits, a
               proration statement that Seller, subject to Buyer's reasonable approval, shall prepare and deliver to Escrow Agent at least one full Business Day prior to the Last Closing Date.

     After taking all such prorations and credits into account, the net amount owing to Seller or Buyer (as the case may be) shall be added to or deducted from the proceeds of the Purchase Price payable to Seller at Closing.

          2.5.5 UTILITY CHARGES. Notwithstanding any other provision hereof, use charges for any utility serving the Property shall be prorated only if Seller and Buyer are unable to arrange for a final billing to Seller through the day preceding Closing, without interruption of such utility service. The Parties shall cooperate, each using reasonable efforts, to make such arrangements for each utility serving the Property.

     2.6 CLOSING COSTS.

          2.6.1 ALLOCATION OF CLOSING COSTS. Closing costs shall be allocated between Buyer and Seller as follows:

                    (i) Seller shall pay:

                         (A) All charges for the Title Report and the Title
                    Policy, excluding any charge (the "Extended Coverage Premium") for deleting survey and other general exceptions and excluding charges for any title insurance endorsements requested by Buyer in addition to the endorsements covered by the Extended Coverage Premium;

                         (B) Recording charges for instruments required to
                    remove Liens and other encumbrances that are not Permitted Exceptions and that Seller has elected to cure,

                         (C) One-half of Escrow Agent's fees and expenses for
                    administering Escrow, and

                         (D) The commission due to Broker on the sale of the
                    Property hereunder, in accordance with Seller's separate written agreement with Broker.

                    (ii) Buyer shall pay:

                         (A) Recording charges for the Deed;

                         (B) The Extended Coverage Premium, the charges for any
                    title insurance endorsements requested by Buyer in addition to the endorsements covered by the Extended Coverage Premium, and the cost of obtaining the Survey;

                         (C) One-half of Escrow Agent's fees and expenses for
                    administering Escrow; and

                         (D) All fees, charges and expenses related to Buyer's
                    financing for the purchase of the Property (including, without limitation, any additional premium for a lender's policy of title insurance).

     Each Party shall pay the fees and expenses of its attorneys and other consultants. Any other charges and expenses incurred by Escrow Agent in effecting Closing shall be allocated between the Parties in accordance with the custom of the county in which the Real Property is located.

          2.6.2 PRELIMINARY CLOSING STATEMENT. At least one Business Day prior to the Last Closing Date, Escrow Agent shall prepare and submit to each of Buyer and Seller preliminary Closing statements, showing the Parties' respective amounts of Closing costs, the Deposit balance (including interest earned to such date), the net credit due to Seller or Buyer under
     Section 2.5 and the net amount of funds required to be deposited by Buyer in order to effect Closing hereunder.

     2.7 CLOSING.

          2.7.1 TIME AND PLACE. Closing shall take place at the Escrow Agent's offices, as soon as all of the conditions specified in Section 2.7.2 are satisfied. If Escrow Agent is unable to close Escrow by the Last Closing Date in compliance with Section 2.7.2, Escrow Agent shall hold Escrow open and effect Closing as soon as it is able to do so in compliance with such provision, unless Escrow Agent receives written demand from either Buyer or Seller for cancellation of Escrow (in which event, Escrow Agent shall proceed in accordance with Section 2.8).

          2.7.2 CLOSING INSTRUCTIONS. As soon as:

                    (i) Seller has delivered into Escrow Seller's Closing Documents and Buyer has approved each of the same as satisfying the requirements of this Agreement;

                    (ii) Buyer has delivered into Escrow the funds required to effect Closing hereunder and Buyer's Closing Documents, and Seller has approved Buyer's Closing Documents as satisfying the requirements of this Agreement; and

                    (iii) Upon recording the Deed, the Title Company is prepared to issue the Title Policy to Buyer, insuring Buyer's title to the Real Property subject only to Permitted Exceptions;

         Escrow Agent shall cause the Title Company to record the Deed and issue the Title Policy and shall then close Escrow by:

                    (iv) Disbursing the funds in Escrow as follows:

                         (A) To Seller, the amount of the Purchase Price, plus
                    the net credit, if any, to Seller under Section 2.5 and minus (1) the net credit, if any, to Buyer under Section 2.5 and (2) Seller's share of Closing costs; and

                         (B) To Buyer, any funds remaining in Escrow after the
                    foregoing disbursement to Seller and payment of all of the Closing costs;

                    (v) Delivering to Buyer the Originals (if and to the extent deposited with Escrow Agent), a copy of the Deed as recorded, showing the recording data thereon, and the rest of Seller's Closing Documents; and

                    (vi) Delivering to Seller Buyer's Closing Documents,
               together with a copy of the Deed as recorded, showing the recording data thereon.

          2.7.3 POSSESSION. Seller shall delivery possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions.

     2.8 CANCELLATION OF ESCROW WITHOUT CLOSING. After the Last Closing Date, upon receiving a written demand from either Party for cancellation of Escrow, Escrow Agent shall promptly deliver a copy of such demand to the other Party and shall then proceed as follows:

                    (i) If, by close of business on the tenth Business Day after
               Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has not received from such other Party written instructions which conflict in any way with such demand, Escrow Agent shall cancel Escrow, disburse the Deposit as directed in such demand (or, if no directions are given in such demand regarding the Deposit, disburse the Deposit to Buyer) and return every other item deposited in Escrow to the Party which deposited the same; or

                    (ii) If, by close of business on the tenth Business Day
               after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has received conflicting written instructions from such other Party, Escrow Agent shall take no further actions with respect to Escrow (other than to continue to invest and reinvest the Deposit as provided in Section 2.1.1) except (A) in accordance with joint written instructions of Seller and Buyer or (B), upon advice of Escrow Agent's legal counsel, in accordance with a certified copy of the order or judgment of any court; provided, however, that if Seller and Buyer have not provided Escrow Agent with joint written instructions as to the disposition of Escrow (and all items deposited therein) within 60 days after Escrow Agent's receipt of such demand for cancellation, Escrow Agent shall have the right (at any time thereafter) to commence an action in interpleader against Seller and Buyer and, in connection therewith, to deposit all funds and other items held in Escrow with the court hearing such action, whereupon Escrow Agent shall be relieved of all further obligations and duties with respect to Escrow.

Buyer and Seller, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any costs and expenses incurred by it in connection with any interpleader action commenced pursuant to clause (ii) above. Upon cancellation of Escrow, either pursuant to this Section or other joint written instructions of the Parties, Buyer and Seller shall each pay one-half of Escrow Agent's reasonable and customary cancellation fees. All notices and other communications by Escrow Agent under this Section 2.8 shall be given and delivered in accordance with Section 3.14.

     2.9 EXTENDED TITLE COVERAGE. Buyer may elect, at its expense, to have the Title Policy issued with extended coverage (i.e., with general exceptions for certain non-record matters excepted), but Buyer shall have the responsibility of obtaining and delivering a Survey to the Title Company in sufficient time to permit issuance of an extended coverage policy and Buyer's obligation to close shall not be conditioned upon the availability or timely issuance of an extended coverage policy. Seller shall, upon request, provide the Title Company with an owner's declaration or affidavit, on the type customarily required for issuance of an extended coverage title policy and in a form or forms reasonably acceptable to Seller, but Seller shall not otherwise have any obligation with respect to Buyer's obtaining extended coverage on the Title :Policy.

     2.10 SUPPLEMENTAL ESCROW AGREEMENT. Buyer and Seller shall execute such supplemental escrow instructions or supplemental escrow agreement as Escrow Agent may reasonably request, provided the provisions of such supplemental instructions or agreement do not materially conflict with the provisions of this Agreement. In the event of any conflict between this Agreement and such supplemental instructions, this Agreement shall control.

     2.11 TERMINATION OF SERVICE CONTRACTS. Notwithstanding any other provision of this Agreement, Seller shall, at or before Closing, give notice of termination under each Service Contract that (A) Buyer has requested be terminated, in a written notice given to Seller at least five Business Days prior to the Closing Date, and (B) may under its terms be terminated without payment or penalty.

                      [ARTICLE 3 BEGINS ON FOLLOWING PAGE]

ARTICLE 3 FURTHER AGREEMENTS BETWEEN BUYER AND SELLER (OF NO CONCERN TO ESCROW AGENT EXCEPT AS EXPRESSLY REFERENCED IN ARTICLES 1 OR 2)

     3.1 ITEMS TO BE DELIVERED OUTSIDE OF ESCROW.

          3.1.1 PROPERTY RECORDS AND DOCUMENTS. Prior to or within five Business Days following the Effective Date, Seller shall have delivered to Buyer copies of each of the items specified in the Schedule of Property Records attached hereto as Exhibit M, to the extent such item exists and is within Seller's possession or control.

          3.1.2 TENANT ESTOPPEL CERTIFICATES. Seller shall use commercially reasonable efforts to obtain from each Tenant (A) a Tenant Estoppel Certificate and (B) a subordination, attornment and non-disturbance agreement in the form requested by the lender providing financing for Buyer's purchase of the Property (a "SANDA") and to deliver such Certificates and SANDAs to Buyer at least ten Business Days prior to the Last Closing Date. Seller shall not be obligated to pay any Tenant, or otherwise incur any significant expense or liability, in order to obtain any Tenant Estoppel Certificate or SANDA and, except as expressly provided in Section 3.3, the obtaining and delivery of the Tenant Estoppel Certificates and SANDAs shall not be a condition to Buyer's obligation to purchase the Property (nor shall the obtaining of such financing).

          3.1.3 RETURN OF DOCUMENTS; DELIVERY OF REPORTS; Copies of Buyer Reports. If this Agreement terminates without Closing, Buyer shall promptly
     (A) return to Seller each item provided pursuant to this Section 3.1 and diligently undertake either to have delivered to Seller or destroyed every copy, digest or summary made of any such item and (B) deliver to Seller each third-party report, study or analysis that Buyer obtained with respect to the Property other than economic analyses (collectively, the "Reports" and, individually, a "Report"). The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same.

     3.2 WARRANTIES, REPRESENTATIONS AND COVENANTS.

          3.2.1 BY SELLER. Seller hereby warrants, represents and/or covenants to Buyer that, except as disclosed in any Exhibit to or elsewhere in this Agreement, or in any Property Record delivered to Buyer, or in the Environmental Report, the Title Report or the Survey:

                    (i) Seller has full authority, right and power to convey the Real Property in accordance with this Agreement and to perform all of its other obligations under this Agreement.

                    (ii)  Seller is the owner of the Real Property.

                    (iii) To Seller's Knowledge, Seller has not received written notice from any government authority, agency or officer that the current condition, occupancy or use of the Property violates any applicable Law (including, without limitation, the Americans with Disabilities Act and regulations promulgated pursuant thereto).

                    (iv) To Seller's Knowledge, Seller has not received written notice from any government authority, agency or officer, or from the carrier of any hazard or liability insurance covering the Real Property, requiring any work, investigation, remediation, repair, maintenance or improvement be performed on the Real Property where such work, etc., has not been performed.

                    (v) Exhibit D is a true, correct and complete list of all tenants of the Property, and the Property Records include true and correct copies of the Leases. Each of the Leases is in full force and effect and, to Seller's knowledge, there are no events which, with the giving of notice or the passage of time, or both, would cause a default or Event of Default under the Leases.

                    (vi) Exhibit G is a true, correct and complete list of the Service Contracts, and the Property Records include true and correct copies of the Service Contracts. Each of the Service Contracts is in full force and effect, and there are no events which, with the giving of notice or the passage of time, or both, would cause a default or Event of Default under the Service Contracts.

                    (vii) To Seller's Knowledge, there is no condition at the Real Property requiring reporting or remediation under any applicable Law governing the use, storage, release or disposal of Hazardous Substances. To Seller's Knowledge, Seller has not deposited or released any Hazardous Substances on the Real Property in violation of any applicable laws, rule or regulations in existence as of the Effective Date.

                    (viii) There are no lawsuits pending and served against
               Seller or, to Seller's Knowledge, otherwise pending or threatened, whose outcome could adversely affect title to or the use, occupancy or operation of the Property or Seller's ability to convey any of the Property to Buyer under this Agreement (including, without limitation, actions for condemnation).

                    (ix) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; is in good standing and qualified to do business in the jurisdiction where the Real Property is located; has full power to enter into this Agreement and to fulfill its obligations hereunder; and has caused this Agreement to be duly executed and delivered to Buyer.

                    (x) No government or third-party approvals or consents are required for Seller's execution and delivery of, or performance of its obligations under, this Agreement. Seller's execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the Property is bound.

                    (xi) Except for Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

                    (xii) During the period from the Effective Date to Closing,
               Seller shall:

                         (A) Maintain the Property in its present condition and
                    state of repair and maintenance (subject to casualty damage and to normal wear and tear) and in a manner consistent with Seller's maintenance of the Property during Seller's period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of substantially similar quality and quantity as the removed item of Personal Property; and

                         (B) Take reasonable measures to preserve and enforce
                    all of its rights and remedies with respect to the Property and each Lease, Service Contract and Permit.

                    (xiii) During the period from the Effective Date to Closing,
               Seller shall not:

                         (A) Enter into, modify or terminate the Lease, or
                    consent to any assignment or sublease by Tenant, without Buyer's prior written consent, which (until after the Approval Date) Buyer shall not unreasonably withhold or delay. Buyer shall give Seller written notice of objection, specifying Buyer's reasons, within five Business Days after Seller has notified Buyer of such proposed action and, if applicable, provided Buyer with a copy of any lease agreement, amendment or other document therefor);

                         (B) Enter into, modify or terminate any Service
                    Contract with respect to the Property without Buyer's prior written consent, which (until after the Approval Date) Buyer shall not unreasonably withhold or delay (but Buyer shall be deemed to have approved any such action unless Buyer has given Seller written notice of objection, specifying Buyer's reasons, within five Business Days after Seller has notified Buyer of such proposed action and, if applicable, provided Buyer with a copy of any agreement, amendment or other document therefor); provided, however, that the foregoing shall not preclude Seller from entering into any Service Contract (or supplement to an existing Service Contract) that will be fully performed, or otherwise terminated, by Closing.

                         (xiv) During the period from the Effective Date to
                    Closing, Seller shall provide Buyer, its agents, consultants, accountants and counsel upon two Business Days' prior notice, (A) access at all reasonable times to all of Seller's contracts, books and records and other documents relating to the occupancy, operation, leasing, maintenance and repair of the Property (including, without limitation, such records maintained by or otherwise in the possession of Seller's property manager, but excluding any appraisals, internal valuations or attorney-client privileged materials), with the right to make photocopies thereof and
                    (B), subject to the rights of Tenants to the quiet enjoyment and exclusive possession of their leased premises, access to the Property at all reasonable times for purposes of conducting (at Buyer's expense and liability) any examinations, surveys and tests as Buyer may reasonably require; provided, however, that Buyer shall not have any right to conduct any drilling, boring or other intrusive or destructive testing of the Property without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

                         (xv) During the period from the Effective Date until
                    Closing, Seller shall not knowingly and voluntarily (A) create any Lien or any other new exceptions to Seller's title to the Real Property (except the Revised CCRs) or (B) commit any other act, except acts required or permitted hereunder, that would result in any of the warranties or representations contained in this Section not being materially true or correct as of Closing.

          3.2.2 BY BUYER. Buyer hereby warrants, represents and covenants to Seller that:

                         (i) Buyer is a corporation, duly incorporated, validly
                    existing and in good standing under the laws of the State of Maryland; is in good standing and qualified to do business in every other jurisdiction where such qualification is legally required; has full power to enter into this Agreement and to fulfill its obligations hereunder; and has caused this Agreement to be duly executed and delivered to Seller.

                         (ii) No government or other third-party approvals or
                    consents are required for Buyer's execution and delivery of, or performance of its obligations under, this Agreement. Buyer's execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.

                         (iii) There are no lawsuits pending and served against
                    Buyer or, to Buyer's knowledge, otherwise pending or threatened, whose outcome could adversely affect Buyer's ability to purchase the Property under this Agreement.

                         (iv) Except for Broker, Buyer has not engaged or dealt
                    with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

                         (v) Buyer and its management have extensive experience and sophistication in the acquisition and operation of commercial properties similar to the Property.

                         (vi) BUYER'S PURCHASE OF THE PROPERTY HEREUNDER WILL BE
                    "AS-IS, WHERE-IS, WITH ALL FAULTS" AND, EXCEPT FOR THE WARRANTIES, REPRESENTATIONS AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN SECTION 3.2.1 AND IN THE SELLER'S CLOSING DOCUMENTS (INCLUDING WITHOUT LIMITATION THE DEED) BUYER WILL BE CONCLUDING THE PURCHASE OF THE PROPERTY BASED SOLELY ON ITS AND ITS AGENTS' AND CONSULTANTS' INSPECTION AND INVESTIGATION OF THE PROPERTY AND ON DOCUMENTS AND OTHER MATERIALS RELATED TO THE PROPERTY. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.2.1, SELLER HAS NOT MADE ANY REPRESENTATIONS AND WARRANTIES ON WHICH BUYER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE LAND AND IMPROVEMENTS, TITLE, ZONING, DEVELOPMENT RIGHTS OR PERMISSIBLE USES, ACCESS TO OR SUFFICIENCY OF UTILITIES AND TRANSPORTATION, TAXES AND ASSESSMENTS, WATER OR WATER RIGHTS, TOPOGRAPHY OR SOIL AND SUBSOIL CONDITIONS, DRAINAGE, ENVIRONMENTAL CONDITIONS, AND APPLICABLE LAWS, RULES OR REGULATIONS).

                         (vii) AS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO
                    THIS AGREEMENT AND A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE PROPERTY, EXCEPTING THE EXPRESS WARRANTIES AND REPRESENTATIONS OF SELLER SET FORTH IN THIS AGREEMENT AND SELLER'S CLOSING DOCUMENTS, BUYER HEREBY WAIVES, AND RELEASES SELLER (AND SELLER'S SHAREHOLDER, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, INCLUDING (WITHOUT LIMITATION) BROKER, LOWE ENTERPRISES COMMERCIAL GROUP, INC., LOWE ENTERPRISES INVESTMENT MANAGEMENT, INC., AND THEIR RESPECTIVE DIRECTORS, OFFICERS,

                    EMPLOYEES AND AFFILIATES) FROM, ANY AND ALL CLAIMS THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (A) ANY PAST, PRESENT OR FUTURE CONDITION OF OR ACTIONS ON OR ABOUT THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS SUBSTANCES AT THE PROPERTY, WHETHER OR NOT CAUSED BY SELLER, (B) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE PROPERTY INFORMATION, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE INFORMATION RELATING TO THE PROPERTY, OR (C) ANY DEFECT, INACCURACY OR INADEQUACY IN TITLE TO THE PROPERTY, LEGAL DESCRIPTION OF THE PROPERTY, COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTY.

                    BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR PROPERTY INFORMATION,
                    (ii) BUYER'S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AND SELLER PARTIES AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND
                    (iii) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

                    BUYER ACKNOWLEDGES THAT IT HAS CONSULTED WITH BUYER'S LEGAL COUNSEL AS TO THE IMPLICATIONS AND RISKS OF THE FOREGOING RELEASE AND WAIVER AND HAS TAKEN SUCH RISKS INTO ACCOUNT IN SETTING THE PURCHASE PRICE.

                    NOTHING IN THIS SECTION 3.2.2 IS INTENDED TO RELEASE SELLER FROM CLAIMS FOR BREACH OF ITS WARRANTIES, REPRESENTATIONS AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER'S CLOSING DOCUMENTS (INCLUDING WITHOUT LIMITATION THE DEED).

                         (viii) Prior to the Approval Date, Buyer shall have
                    performed all of the inspections, investigations and other due diligence reasonably required to apprise Buyer of the suitability of the Property and its suitability for Buyer's purposes, taking into account the disclaimers and waivers set forth in this Section 3.2.2.

          3.2.3 SURVIVAL. Except as provided below, the foregoing warranties, representations and covenants (and the Parties' respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge in the Deed or any other instrument. Notwithstanding any other provision of this Agreement or Seller's Closing Documents, any claim based on a breach of Seller's representations and warranties in Section 3.2.1 or in Seller's Closing Certificate shall be forever barred, and Buyer shall bring no action thereon, unless:

               3.2.3.1 The facts constituting such breach have not been disclosed to, discovered by or otherwise become known to Buyer prior to Closing;

               3.2.3.2 Buyer's actual out-of-pocket loss from such breach exceeds $25,000; in no event, however, shall Seller's liability from all breaches of Seller's representations herein exceed $300,000; and

               3.2.3.3 Buyer commences action on such claim within one year after the Closing Date.

     3.3 CONDITIONS TO BUYER'S OBLIGATION. Buyer's obligation to close Escrow shall be subject to timely satisfaction of each of the following conditions:

          3.3.1 DUE DILIGENCE CONDITIONS. Buyer's approval (in its sole and absolute discretion) of each of:

                         (i) The structural and environmental integrity of the Real Property (including, without limitation, conformity of the Improvements to the requirements of building health and safety codes, handicap codes, Title III of the Americans with Disabilities Act, OSHA requirements and other applicable Laws, and the state of contamination or potential contamination of the Real Property by Hazardous Substances);

                         (ii) All other aspects of the physical condition of the Property, including (without limitation) the water-tight integrity of the Improvements, the condition of all power and mechanical systems in the Improvements and the general state of repair of the Property);

                         (iii) The status and adequacy of the Permits;

                         (iv) All zoning, land use and similar regulations and restrictions affecting the Property;

                         (v) The access to and sufficiency of utility,
                    transportation and other public services with respect to the Property;

                         (vi) The dependence of the Property on the use of any
                    off-site facilities (including, without limitation, parking facilities);

                         (vii) The Leases and the Tenants;

                         (viii) Any Service Contracts;

                         (ix) The operating history of the Property; and

                         (x) The suitability of the Property for Buyer's
                    purposes.

          3.3.2 PERFORMANCE OF SELLER'S OBLIGATIONS. Performance by Seller in all material respects of Seller's obligations under this Agreement to be performed at or before Closing.

          3.3.3 ACCURACY OF WARRANTIES AND REPRESENTATIONS. The accuracy in all material respects, as of Closing, of each of the warranties and representations of Seller set forth in Section 3.2.1, subject to only changes which are required or permitted hereunder.

          3.3.4 SATISFACTORY TITLE. The Title Company's commitment as of Closing to issue the Title Policy in accordance with Section 2.7.2.

          3.3.5 SUFFICIENT TENANT ESTOPPEL CERTIFICATES. Buyer shall have received, at least ten Business Days prior to the Last Closing Date, signed Tenant Estoppel Certificates from the Tenants under Leases aggregating at least 90% of by rentable area of all the Leases, addressed to Buyer, Buyer's lender and their successors, and assigns, dated no earlier than ten days prior to the Approval Date and containing no statement that, in the reasonable judgment of Buyer or Buyer's lender, is materially and adversely inconsistent with the Lease documents and other written Lease and Tenant information that Seller has provided to Buyer prior to the Approval Date pursuant to Section 3.1.1. Buyer shall be deemed to have approved, as counting toward satisfying the condition of this Section 3.3.5, each Tenant Estoppel Certificate delivered to it unless Buyer, within five Business Days after receiving such Certificate (or a true and complete copy, including a fax copy, thereof), objects to the same in a written notice to Seller, specifying the basis for Buyer's objection.

          3.3.6 SUFFICIENT SANDAs. Buyer shall have received, at least ten Business Days prior to the Last Closing Date, signed SANDAs from the Tenants under Leases aggregating at least 90% of by rentable area of all the Leases, without material alteration from the form attached hereto as Exhibit P. Buyer shall be deemed to have approved, as counting toward satisfying the condition of this Section 3.3.6, each SANDA delivered to it unless Buyer, within five Business Days after receiving such Certificate (or a true and complete copy, including a fax copy, thereof), objects to the same in a written notice to Seller, specifying the basis for Buyer's objection.

          3.3.7 MATERIAL LITIGATION. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings against Seller that would materially and adversely affect the operation or value of the Property or Seller's ability to perform its obligations under this Agreement.

The condition specified in Section 3.3.1 shall be deemed waived unless Buyer has given Seller written notice terminating this Agreement, by reason of the failure of such condition, by 5:00 p.m., Pacific Time, on the Approval Date. If any other of the foregoing conditions is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement before Closing by written notice of such termination to Seller and Escrow Agent given at any time prior to the satisfaction of such condition; but once Closing has occurred all of the foregoing conditions, to the extent not satisfied at Closing, shall be deemed to have been waived. If Seller gives Buyer written notice that either of the conditions specified in Sections 3.3.3 and 3.3.7 will not be satisfied by Closing, then (so long as such failure of condition is not the result of a willful breach on the part of Seller of any of its covenants or warranties under this Agreement) Seller shall have the right to terminate this Agreement unless Buyer, within five Business Days after receiving such notice from Seller, waives in a written notice to Seller the condition in question (provided, however, that such termination shall not excuse Seller from liability to Buyer for monetary damages if such failure of condition results from a breach on the part of Seller, whether or not willful). If either of the conditions specified in Sections 3.3.5 and 3.3.6 are not satisfied by the tenth Business Day prior to the Last Closing Date (the "Estoppel Deadline"), Buyer shall have the right to terminate this Agreement by giving Seller written notice of such termination by 5:00 p.m. Pacific Time on the Estoppel Deadline; but Buyer shall be deemed to have waived both such conditions if it has not so terminated this Agreement by such time on the Estoppel Deadline.

     3.4 CONDITIONS TO SELLER'S OBLIGATION. Seller's obligation to close Escrow shall be subject to the timely satisfaction of each of the following conditions:

          3.4.1 PERFORMANCE OF BUYER'S OBLIGATIONS. Performance by Buyer in all material respects of Buyer's obligations under this Agreement to be performed at or before Closing.

          3.4.2 ACCURACY OF WARRANTIES AND REPRESENTATIONS. The accuracy in all material respects, as of Closing, of each of the warranties and representations of Buyer set forth in Section 3.2.2.

If any of the foregoing conditions is not timely satisfied (or waived by Seller in writing), Seller shall have the right to terminate this Agreement before Closing by written notice of such termination to Buyer and Escrow Agent given at any time prior to the satisfaction of such condition; but once Closing has occurred all of the foregoing conditions, to the extent not satisfied at Closing, shall be deemed to have been waived.

     3.5 INDEMNITIES.

          3.5.1 BUYER'S ACTIVITIES ON THE REAL PROPERTY. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys' fees), which Seller incurs by reason of any damage to the Property caused by, or any third-person claim against Seller arising or asserted to arise out of, any activity of Buyer, or any of Buyer's agents, conducted on the Real Property prior to Closing provided, however, that the foregoing indemnity shall not extend to protect Seller from any (i) pre-existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination), (ii) any liabilities arising as a result of Seller's willful misconduct or gross negligence and (iii) any claims, liabilities or losses arising or asserted to arise out of any disclosures required by applicable law, rule or regulation promulgated by any governmental agency with jurisdiction over Buyer or the Property. Buyer shall, with reasonable promptness, repair any damage caused to the Property by any such activity.

          3.5.2 LEASES, SERVICE CONTRACTS . Seller shall hold harmless, indemnify and defend Buyer from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Buyer incurs by reason of any alleged default on the part of the landlord under the Lease, as vendee under a Service Contract based upon an event or condition occurring (or alleged to have occurred) prior to Closing. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims and liability, and expenses related thereto (including reasonable attorneys' fees), which Seller incurs by reason of any alleged default on the part of the landlord under a Lease, as vendee under a Service Contract, based upon an event or condition occurring (or alleged to have occurred) after Closing.

          3.5.3 LEASING COMMISSIONS. Seller shall pay, and shall hold harmless, indemnify and defend Buyer from and against any claims or liability for, leasing commissions which are or before Closing become due and payable under any leasing commission or leasing agency agreement which Seller has entered into, with respect to any Lease made (i) prior to the Effective Date or (ii) after the Effective Date other than in accordance with Section 3.2.1(xiii)(A). Buyer shall pay, and shall hold harmless, indemnify and defend Seller from and against any claims or liability for, leasing commissions which become due and payable after Closing (including, without limitation, any commissions which become due under any such agreement by reason of the extension, renewal or expansion after Closing of any Lease existing as of Closing).

          3.5.4 SURVIVAL. The provisions of, and the Parties' respective obligations under, this Section 3.5 shall survive Closing or termination of this Agreement. The indemnifications contained in this Section 3.5 shall run to the benefit of the named indemnified Party and such Party's shareholder(s), constituent partners, directors, officers, employees, agents, successors and assigns.

     3.6 DAMAGE, DESTRUCTION OR CONDEMNATION.

          3.6.1 TERMINATION RIGHTS. If, prior to Closing, the Property suffers any material damage, destruction or taking by eminent domain (a "Material Casualty"), either Party shall have the right, at its election, to terminate this Agreement, by written notice given to the other Party within ten Business Days after receiving notice of such Material Casualty (or, if sooner, by the Last Closing Date). If a Material Casualty occurs fewer than ten Business Days before the Last Closing Date, either Party shall have the right to extend the Last Closing Date until the tenth Business Day after the occurrence of such Material Casualty in order to make the election permitted by this Section.

          3.6.2 IF NO TERMINATION. In the event that a Material Casualty or any other damage, destruction or taking of the Property by eminent domain occurs and neither Party has or elects to exercise a permitted right to terminate this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall be entitled to all insurance proceeds (other than proceeds of rent loss or business interruption insurance which are allocable to periods before Closing), condemnation awards or other amounts which have been paid or may thereafter be payable to Seller by any person in connection with such Casualty ("Proceeds"), and at Closing Seller shall pay over to Buyer the amount of any Proceeds already received by Seller (except to the extent expended by Seller to repair or restore the Property), assign Buyer all of Seller's rights to Proceeds which may then be or thereafter become payable and credit Buyer with an amount equal to the least of (A) the "deductible" under the applicable property hazard insurance policy or (B) the reasonably estimated cost of repairing or restoring the Property.

          3.6.3 MATERIALITY. For purposes of this Section 3.6, a material Casualty is one in which the extent of the damage, destruction or taking (measured by the cost of repairing or replacing the damaged, destroyed or taken portion of the Property) exceeds ten percent of the Purchase Price.

     3.7 ASSIGNMENT BY BUYER. Prior to Closing, Buyer shall have the right to assign this Agreement to a corporation or other entity controlling, controlled by or under common control with Buyer, by delivering to Seller a written assignment and assumption agreement under which the assignee assumes all of Buyer's obligations under this Agreement. For purposes hereof, "control" means the direct or indirect (A) ownership of more than 50% of the capital and profits interest, coupled with (B) the right to elect a majority of the board of directs or similarly direct such entity. Except as provided in the foregoing sentence, Buyer shall have no right to assign or transfer its rights under this Agreement except with Seller's prior written consent, which Seller may withhold in its sole and absolute discretion. Seller shall have no obligation to respect any assignment in violation of this Section and such an assignment shall constitute a material breach of this Agreement on the part of Buyer. No assignment shall relieve or excuse Buyer of its obligations and liability hereunder. Seller's consent to any one assignment shall not be deemed consent to any other assignment or a waiver of the requirement for its consent to any other assignment.

     3.8 TERMINATION.

          3.8.1 BY BUYER. If Buyer has and timely exercises any right hereunder to terminate this Agreement, Buyer shall be immediately entitled to the return of the Deposit and, promptly upon receiving notice of such termination, Seller shall join with Buyer in a written notice to Escrow Agent acknowledging the termination of this Agreement and instructing Escrow Agent to return the Deposit to Buyer and to return all other funds and every other item deposited in Escrow to the Party which deposited the same.

          3.8.2 BY SELLER. If Seller has, and timely exercises, the right to terminate this Agreement for a breach by Buyer of its obligation hereunder to close the purchase of the Property, promptly upon receiving notice of such termination Buyer shall join with Seller in a written notice to Escrow Agent acknowledging the termination of this Agreement and instructing the Title Company to deliver the Deposit to Seller and to return all other funds and every other item deposited in Escrow to the Party which deposited the same. If Seller terminates this Agreement for any other reason, Seller shall promptly, upon Buyer's written request, join with Buyer in a written notice to Escrow Agent acknowledging the termination of this Agreement and instructing Escrow Agent to return the Deposit to Buyer and to return all other funds and every other item deposited in Escrow to the Party which deposited the same.

          3.8.3 EFFECT OF TERMINATION. Upon any termination of this Agreement, neither Party shall have any further obligation or liability to the other hereunder except (i) any remaining obligation or liability of Buyer under
     Section 3.1.3 (for return, destruction and/or delivery of documents to Seller) or under Section 3.5.1 (with respect to activities of Buyer or its agents upon the Real Property), (ii) any liability which either Party may have hereunder by reason of the fact that such termination either (A) was wrongfully made by it or (B) resulted from a breach of its warranties, covenants or other obligations hereunder, and (iii) any obligation under
     Section 3.11.

     3.9 BROKERAGE COMMISSION. Upon Closing, Seller shall pay any commission due to Broker on the sale of the Property under a separate, written agreement between Seller and Broker. Nothing contained herein shall be deemed to make Broker a third-party beneficiary of this Agreement or to create any obligation on the part of either Party to close the sale and purchase of the Property for Broker's benefit. Each Party shall hold harmless, indemnify and defend the other from and against any claim or liability for a commission, fee or other compensation to any broker, salesman, finder or similar intermediary, and for any expenses (including, without limitation, reasonable attorneys' fees and expenses) related to the defense of any such claim, where such claim constitutes a breach of such Party's applicable representation in Section 3.2.1 or Section 3.2.2.

     3.10 POST-CLOSING PRORATIONS AND ADJUSTMENTS. For a period of one year after Closing, the Parties shall make the following additional prorations and settlements:

          3.10.1 LEASE PAYMENTS.

               3.10.1.1 PRIOR PERIOD RENTS. If collected or received by Buyer after Closing, Buyer shall pay over to Seller, within ten Business Days after receipt, any monthly rent or other payment which was due for a period beginning prior to Closing (including, without limitation, Seller's prorated share of any monthly rent due for the month in which Closing occurs) or which was due and payable prior to Closing, but Buyer shall have no obligation to commence legal action, or incur any material liability, loss or expense to collect any such reimbursements or other payments and Buyer shall be entitled to apply amounts which it receives or collects from the Tenant first to rents and other amounts due at the time of such collection under the Lease for periods beginning after Closing, next to such rents or other amounts for the period during which Closing occurred and, last, to such rents and other amounts owing for periods ending before Closing.

               3.10.1.2 EXPENSE PASS-THROUGHS. Following the end of this calendar year, Buyer shall timely and diligently prepare and deliver to the Tenants (with copies to Seller) the operating expense and property tax reconciliation statements for 2002 and shall use commercially reasonable efforts to collect any additional amounts for such expenses and taxes that are owned by Tenants for 2002. With respect to each Lease in effect as of Closing, any amount owing, whether to or by the Tenant, on account of such reconciliation shall be prorated between Seller and Buyer as of Closing. If owed by the Tenant, Buyer shall pay Seller its prorated share of such amount within ten Business Days after collecting the same; if owed to the Tenant, Seller shall pay Buyer its prorated share of such amount within 30 days after receiving Seller's written statement therefor. If Buyer after Closing increases the monthly amounts payable by Tenants on account of 2002 operating expenses and property taxes, such increases shall be disregarded for purposes of this provision and Seller shall receive (or pay) the prorated amount that would have been due to or from Seller had no such increase been made. Buyer shall give Seller prompt written notice of any such increase.

               3.10.1.3 OTHER EXPENSE REIMBURSEMENT. Any direct expense reimbursement or charge (such as for after-hours of HVAC) due Seller under a Lease as of Closing shall remain the property of Seller and Buyer, upon receiving any payment of such a reimbursement or charge shall promptly remit the same to Seller.

          3.10.2 REAL ESTATE TAXES AND ASSESSMENTS. If Closing prorations of real estate taxes and assessments are based on other than the current year's tax bill, within 30 days after such bill is issued to Buyer, Buyer shall recompute such proration. If such recomputation results in a larger proration credit to Seller, Buyer shall pay Seller the additional amount due Seller within such 30 days. If such recomputation results in a larger proration credit to Buyer, Seller shall pay Buyer the additional amount due Buyer within 30 days after receiving Buyer's written recomputation of such proration, accompanied by a copy of such tax bill.

          3.10.3 OTHER EXPENSES. If any other expense proration at Closing is based on other than a final bill, such expense proration shall be recomputed by Seller or Buyer (as the case may be) promptly after the final bill is received and the final adjustment of such proration shall be settled between the Parties within 30 days thereafter.

          3.10.4 REMITTAL OF POST-CLOSING RECEIPTS TO BUYER. Seller shall immediately remit to Buyer each check or other payment which Seller (or Seller's property manager) receives after Closing on account of rent or other amounts due under any Lease for any period ending after Closing. Seller shall endorse (or cause its property manager to endorse, if appropriate) any such checks, but without recourse. Seller hereby designates and appoints Buyer and Buyer's property manager its attorney-in-fact after Closing to endorse any checks payable to Seller received by Buyer on account of rent or other amounts due under any Lease.

          3.10.5 DETERMINATIONS OF POST-CLOSING PRORATIONS AND ADJUSTMENTS. Except where expressly provided otherwise, Buyer shall make the required determinations and computations of all post-Closing prorations and other adjustments under this Section 3.10 (the "Post-Closing Prorations") and shall provide Seller with a reasonably detailed written summary of each Post-Closing Proration, concurrently with or prior to making any payment to or requesting any payment from Seller under this Section 3.10 with respect thereto. Neither Party shall be obligated to make any adjustment payment with respect to any item unless it has received written notice from the other Party of such adjustment, with all supporting documentation, prior to the first anniversary of Closing.

     3.11 CONFIDENTIALITY. The following provisions shall apply to all documents, data, materials and other information regarding the Property (other than information available from public records or otherwise generally available to the public) that Seller furnishes, or causes to be furnished to Buyer (the "Private Information"), regardless whether furnished prior to, concurrently with or after the execution and delivery of this Agreement, except to the extent such information is obtained from other sources.

          3.11.1 DISCLOSURE PURPOSE. The Private Information is furnished to Buyer solely to assist Buyer in its due diligence with respect to the Property (the "Disclosure Purpose") and without warranty or representation of any kind, except as expressly set forth in this Agreement. Buyer shall use the Private Information only for the Disclosure Purpose.

          3.11.2 CONFIDENTIALITY OBLIGATIONS. Buyer shall treat the Private Information as confidential and shall not disclose Private Information to any person, other than any employees, attorneys, accountants and other consultants whom Buyer engages to assist in evaluating the Property and to prospective lenders and such lender's employees, attorneys and consultants (altogether, "Buyer Parties") and as may be required under applicable laws, rules or regulations promulgated by any governmental agency with jurisdiction over Buyer or the Property. Buyer shall advise each Buyer Party to whom Buyer discloses any of the Private Information of the confidentiality requirements of this Section 3.11 and obtain from such person an undertaking to respect the confidentiality of the Private Information and make no further disclosures of any such information, except in accordance herewith. Without limiting the generality of the foregoing, Buyer shall not disclose, and shall use reasonable efforts to prevent any of the other Buyer Parties from disclosing, any of the Private Information concerning present or prospective tenants of the Property, the rent or other terms of any existing or proposed Lease, or the operating expenses of the Property to any person who is regularly engaged in soliciting tenants, or representing tenants or landlords in leasing transactions, within the greater Phoenix, Arizona metropolitan area. The foregoing shall not be deemed to prevent Buyer from making any disclosure that Buyer is required by law to make; but prior to making any such disclosure Buyer shall give Seller such prior written notice, specifying the information required to be disclosed, the basis of the legal obligation to disclose and the party(ies) to whom disclosure will be made, as applicable law and circumstances reasonably permit and Seller shall have whatever opportunity applicable law provides to contest the requirement for such disclosure or to limit the same.

          3.11.3 NO COMMUNICATIONS WITH TENANTS. Buyer shall not, and shall not permit any Buyer Party to, directly or indirectly contact any current or prospective tenant of the Property, without Seller's prior written approval which shall not be unreasonably withheld, conditioned or delayed. Seller may condition any such contact on Seller's having a representative present and on such contact it being made at a time and place, and in a manner, reasonably convenient to such representative.

          3.11.4 REMEDIES. Buyer acknowledges that a breach of its covenants in this Section 3.11 could result in substantial injury to Seller, that monetary damages will not adequately compensate Seller and Seller for any material such breach and that Seller shall be entitled to prompt injunctive relief in the event of such a breach. The foregoing, however, shall not be construed to preclude Seller from recovering monetary damages from Buyer as well.

          3.11.5 DURATION OF THESE CONFIDENTIALITY PROVISIONS. Buyer's obligations under this Section 3.11 shall cease upon Closing but if Closing does not occur, Buyers obligations under this Section 3.11 shall survive for a period of one year.

     3.12 No Disclosure of Sale Terms. Except to persons to whom Buyer may disclose Private Information under Section 3.11.2 and except for any required filing with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934 and regulations pursuant thereto, Buyer shall not, and shall not permit any Buyer Party to, communicate to anyone the terms of this Agreement prior to Closing. Buyer shall give Seller at least five Business Days' prior written notice of any such proposed filing with the SEC, including a copy of the portion(s) of such proposed filing relating to this Agreement, but Seller shall have no obligation or liability with respect to such filing. Except for its parent shareholder (and such shareholder's board, staff and consultants), Seller shall not communicate to anyone the terms of this Agreement prior to Closing or the termination of this Agreement without Closing.

     3.13 ENFORCEMENT COSTS. Should either Party institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such prevailing Party in connection with such action or proceeding. A Party entitled to recover costs and expenses under this

Section shall also be entitled to recover all costs and expenses (including reasonable attorneys' fees) incurred in the enforcement of any judgement or settlement obtained in such action or proceeding and provision (and in any such judgement provision shall be made for the recovery of such post-judgement costs and expenses).

     3.14 NOTICES. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission ("Fax"), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

          If to Seller:       c/o Lowe Enterprises Investment Management, Inc.
          ------------        11777 San Vicente Blvd., Suite 900
                              Los Angeles, California 90049
                              Fax No. (310) 207-1132
                              Attention: Kathleen S. Briscoe

          with a copy to:     Lowe Enterprises Commercial Group
          --------------      3131 East Camelback Road, Suite 315
                              Phoenix, Arizona 85016
                              Fax No. (602) 296-2515
                              Attention: Kent Merselis

          and a copy to:      Morgan, Lewis & Bockius LLP
          -------------       300 South Grand Ave., 22nd Floor
                              Los Angeles, California 90071
                              Fax No. (877) 432-9652
                              Attention: J. Dean Heller

          If to Buyer:        AmeriVest Properties Inc.
          -----------         1780 South Bellaire Street, Suite 515
                              Denver, Colorado 80222
                              Fax No. (303) 296-7353
                              Attention: John B. Greenman, Vice President

          with a copy to:     Jenkens & Gilchrist
          --------------      1445 Ross Avenue, Suite 3200
                              Dallas, Texas 75202
                              Fax No. (214) 855-4300
                              Attention: Stephen R. Voelker

and shall be deemed delivered and received: (A) if delivery is made or Fax transmission completed before 5:00pm recipient's local time on a Business Day, or if tendered for delivery between 9:00am and 5:00pm recipient's local time on a Business Day and refused, then on the date of such actual or attempted delivery or completed transmission, as evidenced by postal or courier receipt or by the transmission log sheet generated by the sending Fax machine; and otherwise (B) on the Business Day next following the date of actual delivery or completed transmission; provided, however, that any communication by Fax to be effective must be confirmed within three Business Days after transmission by duplicate notice delivered as otherwise provided herein.

     3.15 BINDING EFFECT. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

     3.16 ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent or other such written proposal). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by both Parties.

     3.17 CAPTIONS. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     3.18 INTERPRETATION. Each Party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against either Party by reason of the role of such Party or its counsel in the drafting of such provision.

     3.19 MUTUAL COOPERATION; FURTHER ASSURANCES. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents and the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require either Party to incur any material expense or liability not otherwise required of it hereunder.

     3.20 EXHIBITS. Each of the following Exhibits hereto:

          Exhibit          Title
          -------          -----

          A                Description of Land
          B                Form of Deed
          C                Form of Bill of Sale
          D                Schedule of Leases
          E                Form of Lease Assignment
          F                Form of General Assignment
          G                Schedule of Service Contracts
          H                Form of FIRPTA Certificate
          I                Form of Seller's Closing Certificate
          J                Form of Tenant Notice
          K                Exceptions to Seller's Warranties and Representations
          L                Form of Tenant Estoppel Certificate
          M                Schedule of Property Records
          N                Schedule of Environmental Reports
          O                Form of Revised CCRs
          P                Form of SANDA

is hereby incorporated herein. Seller may amend Exhibits D and G at any time prior to the Approval Date and Exhibit O at any time prior to the 30th day after the Effective Date.

     3.21 COUNTERPARTS. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are delivered to the other Party within three Business Days after such facsimile delivery by any of the delivery methods set forth herein other than facsimile.

     3.22 GOVERNING LAW. This Agreement shall be deemed to be an agreement made under the laws of the state in which the Real Property is located and for all purposes shall be governed by and construed in accordance with such laws.

     3.23 SIGNERS' WARRANTY. Each individual executing and delivering this Agreement on behalf of a Party hereby warrants and represents to the other Party or Parties that he or she is duly authorized and empowered to do so.

     3.24 LIMITATION ON REMEDIES FOR SELLER'S BREACH.

          3.24.1 PROHIBITION ON SPECIFIC PERFORMANCE, LIS PENDENS . Except as permitted by Section 3.24.2, if Seller in breach of this Agreement fails to close, Buyer shall be limited to an action for monetary damages only and shall have no right to seek specific performance or to record a lis pendens against the Property. This provision shall be an absolute bar to any action by Buyer for specific performance of this Agreement, and Seller shall be entitled to an immediate expungement of any lis pendens recorded by Buyer.

     If Buyer brings an action for specific performance of this Agreement, or records a lis pendens against the Property, Buyer shall hold harmless and indemnify Seller from and against all costs, expenses (including attorneys' fees) and losses that Seller consequently incurs.

          3.24.2 EXCEPTION FOR WILLFUL BREACH. Notwithstanding Section 3.24.1, in the event Seller in breach of this Agreement fails to close the sale of the Property, Buyer may in lieu of an action for monetary damages bring an action for specific performance of Seller's obligation to close, subject to strict compliance with each of the following conditions:

                         (i) Buyer gives Seller at least ten Business Days' prior written notice of its intention to commence such an action;

                         (ii) Buyer commences such action, and serves Seller with a complaint therein, within 60 days after the Last Closing Date;

                         (iii) Such action, to the extent seeking specific
                    performance (or other equitable relief) is limited to an action to compel Seller to deliver into Escrow the Deed and other Seller's Closing Documents actually required to convey the Property free of Liens and to perform Seller's other delivery obligations to be performed at Closing and does not seek specific performance of any other covenant or warranty of Seller hereunder (including, without limitation, any covenant or warranty contained in Section 3.2.1) or the correction of any condition respecting the Property.

                         (iv) During the pendency of such action, the Deposit remains in Escrow (or is deposited with the court hearing such action);

     provided, however, that if Seller, at any time during the pendency of such action, delivers the Deed and other required Seller's Closing Documents into Escrow (or into the court before which such action is pending) and authorizes Closing in accordance with Section 2.7.2 (including instructions to Escrow Agent to apply the proceeds of the Purchase Price to the payment of any Lien that would otherwise appear as an exception on the Title Policy), Buyer shall either proceed immediately to close the purchase of the Property or immediately to dismiss such action to the extent it seeks specific performance or other equitable relief and expunge from the record any lis pendens Buyer has filed. By electing to seek specific performance under this Section 3.24.2, Buyer shall be deemed to have waived any claim or right to monetary damages for Seller's failure to close, other than such damages for delay as are customarily awarded in conjunction with specific performance of an obligation to sell real property (but, if such action results in Buyer's purchasing the Property, such waiver shall not apply to any claim for damages for Seller's subsequent breach of any of its post-Closing obligations under this Agreement). If Buyer brings or maintains an action for specific performance other than as expressly permitted under this Section 3.24.2, or fails to close the purchase of the Property within 30 days after Seller has delivered the Deed and other required Seller's Closing Documents and instructions into Escrow (or into such court) and authorized Closing, Seller shall have the right to terminate this Agreement and recover the Deposit as liquidated damages under Section 3.25.

     3.25 LIQUIDATED DAMAGES AND LIMITATION ON REMEDIES FOR BUYER'S BREACH. IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND, AS ITS SOLE AND EXCLUSIVE REMEDY ON ACCOUNT OF SUCH FAILURE (SELLER HEREBY WAIVING ALL OTHER RIGHTS AND REMEDIES, WHETHER ARISING AT LAW OR IN EQUITY) AND IN CONSIDERATION OF ITS WITHDRAWAL OF THE PROPERTY FROM THE MARKET DURING THE TERM OF THIS AGREEMENT, TO RECEIVE AND RETAIN, AS LIQUIDATED DAMAGES, THE DEPOSIT; AND SELLER SPECIFICALLY WAIVES ANY RIGHT SPECIFICALLY TO ENFORCE BUYER'S OBLIGATION HEREUNDER TO PURCHASE THE PROPERTY. BY INITIALING BELOW, THE PARTIES ACKNOWLEDGE AND AGREE THAT:

          3.25.1 BUYER'S WRONGFUL FAILURE TO CLOSE WILL CAUSE SELLER TO INCUR LOSSES AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN.

          3.25.2 THE DEPOSIT (INCLUDING INTEREST EARNED THEREON) BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE SELLER WILL SUFFER BY REASON OF BUYER'S WRONGFUL FAILURE TO CLOSE AND IS NOT AN UNREASONABLE AMOUNT OF LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE.

          3.25.3 SUCH LIQUIDATED DAMAGES ARE ALSO REASONABLE CONSIDERATION FOR SELLER'S AGREEMENT TO LIMIT ITS REMEDIES AGAINST BUYER FOR SUCH A FAILURE TO CLOSE.

          3.25.4 BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 3.25 AND HAS CONSULTED WITH ITS LEGAL COUNSEL WITH RESPECT THERETO.

THE FOREGOING SHALL NOT, HOWEVER, LIMIT SELLER'S RIGHTS AND REMEDIES TO ENFORCE OBLIGATIONS OF BUYER UNDER SECTIONS 3.1.3, 3.5.1 AND 3.11 (INCLUDING COSTS OF ENFORCING THIS LIQUIDATED DAMAGES PROVISION) OR, IF CLOSING OCCURS, TO ENFORCE ANY OTHER OBLIGATIONS OF BUYER HEREUNDER.

THE PARTIES HEREBY ACKNOWLEDGE THEIR SPECIFIC AGREEMENT TO THE FOREGOING LIQUIDATED DAMAGES PROVISION BY INITIALING BELOW.

SELLER TL                                                          BUYER JBG
       --                                                                ---

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

 [SIGN BELOW AND INITIAL PAGE 32 (BUYER AND SELLER)]




SELLER:                                     BUYER:

LAFP PHOENIX, INC., a California            AMERIVEST PROPERTIES INC.,
corporation                                 a Maryland corporation



By:  /s/  Tom Lopez                         By:  /s/  John B. Greenman
   --------------------------                  -------------------------------
          Tom Lopez                                   John B. Greenman

Its:      Vice President                    Its:      Vice President
    -------------------------                   ------------------------------

Date:     November 18, 2002                 Date:     November 18, 2002
     ------------------------                    -----------------------------

The undersigned agrees to
serve as Escrow Agent under
the foregoing Agreement:

REPUBLIC TITLE OF TEXAS, INC.


By:  /s/  Janine Barber        ,
  ----------------------------
          Janine Barber
          Escrow Officer